As filed with the Securities and Exchange Commission on August 13, 2020
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-3
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

UNILEVER N.V.
(Exact name of Registrant as specified in its charter)
THE NETHERLANDS
(State of other jurisdiction of incorporation or organization)
None
(I.R.S.) Employer Identification Number)
WEENA 455
3013 AL Rotterdam
The Netherlands
Tel. No.: 011-31-10-217-4000
(Address and telephone number of
Registrant’s principal executive offices)

UNILEVER PLC
(Exact name of Registrant as specified in its charter)
ENGLAND
(State of other jurisdiction of incorporation or organization)
None
(I.R.S.) Employer Identification Number)
UNILEVER HOUSE
100 VICTORIA EMBANKMENT
BLACKFRIARS
London EC4Y 0DY, England
Tel. No.: 011-44-20-7822-5252
(Address and telephone number of
Registrant’s principal executive offices)

UNILEVER UNITED STATES, INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State of other jurisdiction of incorporation or organization)
13-2915928
(I.R.S.) Employer Identification Number)
700 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Tel. No.: (201) 894-7135
(Address and telephone number of
Registrant’s principal executive offices)

UNILEVER CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)
Delaware
(State of other jurisdiction of incorporation or organization)
13-3153661
(I.R.S.) Employer Identification Number)
700 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Tel. No.: (201) 894-7135
(Address and telephone number of
Registrant’s principal executive offices)

David Schwartz
Vice President and Assistant Secretary
UNILEVER UNITED STATES, INC.
700 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Tel. No.: (201) 894-2750
(Name, address and telephone number of agent for service)
Copies to:
CECIL D. QUILLEN III
LINKLATERS LLP
One Silk Street
London EC2Y 8HQ
United Kingdom
Approximate date of commencement of proposed sale to the public
From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Guaranteed Debt Securities			(1)	(1)
Guarantees – Constituting Guarantees of Debt Securities			(2)	(2)
Ordinary Shares, €0.16 par value of Unilever N.V.(3)

(1)
An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) the registrant is deferring payment of registration fees.

(2)
Pursuant to Rule 457(n), no separate fee for the Guarantees is payable.

(3)
Also being registered are such currently indeterminate number of Ordinary Shares as may be issuable upon or in connection with the conversion of the Debt Securities being registered hereunder or in prior registration statements if any such Debt Securities shall be convertible Debt Securities.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PROSPECTUS
Unilever N.V.
Unilever Capital Corporation
Guaranteed Debt Securities
Payment of Principal, Premium, if any,
and Interest, if any, Guaranteed Jointly, Severally, Fully
and Unconditionally by
Unilever United States, Inc.,
Unilever N.V. and Unilever PLC
From time to time, we may sell guaranteed debt securities on terms we will determine at the times we sell the guaranteed debt securities. When we decide to sell a particular series of guaranteed debt securities, we will prepare and deliver a supplement to this prospectus describing the particular terms of the guaranteed debt securities we are offering. Payment of principal, premium, if any, and interest, if any, with respect to the guaranteed debt securities will be guaranteed by Unilever United States, Inc. (“UNUS”), and either or both of Unilever N.V. and Unilever PLC (depending on whether Unilever N.V. is the issuer of a particular series of debt securities). At the option of Unilever Capital Corporation (“UCC”) or Unilever N.V., as the case may be, any series of the guaranteed debt securities and the guarantees on such series may be subordinated to all Senior Debt of the issuer and guarantors of such series and/or may be convertible into Ordinary Shares, par value €0.16 per share, of Unilever N.V.
We may sell the guaranteed debt securities directly, through agents, through underwriters or dealers, or through a combination of such methods. If we elect to use agents, underwriters or dealers in any offering of guaranteed debt securities, we will disclose their names and the nature of our arrangements with them in the prospectus supplement we prepare for such offering. Our net proceeds from such sale will also be set forth in the prospectus supplement we prepare for such offering.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is August 13, 2020

i

Unilever N.V. and Unilever PLC and their group companies are together referred to in this prospectus as “Unilever”, the “Unilever Group”, “we”, “us” or the “Group”. For such purposes “group companies” means, in relation to Unilever N.V. and Unilever PLC, those companies required to be consolidated in accordance with Netherlands and United Kingdom legislative requirements relating to consolidated accounts. Unilever N.V. and Unilever PLC and their group companies together constitute a single group for the purpose of meeting those requirements.
In this prospectus references to “U.S.$”, “U.S. Dollars” and “United States Dollars” are to the lawful currency of the United States of America, references to “£” and “pounds sterling” are to the lawful currency of the United Kingdom, references to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

ENFORCEMENT OF CIVIL LIABILITIES
AGAINST FOREIGN PERSONS
Unilever N.V. is a Netherlands corporation and Unilever PLC is a company incorporated under the laws of and registered in England and Wales. Most of the directors of Unilever N.V. and Unilever PLC and certain of the experts named in this prospectus are residents of The Netherlands or the United Kingdom or other countries and all or a substantial portion of their respective assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Unilever N.V., Unilever PLC or such persons with respect to matters arising under the Federal securities laws or to enforce against them judgments of courts of the United States predicated upon civil liability under the Federal securities laws. Unilever N.V. has been advised by its Dutch counsel, Linklaters LLP, that a claim based solely upon Federal securities laws may not be enforceable in a Dutch court and that, in addition, a judgement of a United States court, whether or not based solely upon Federal securities laws, will not be enforceable in the Netherlands, although a Dutch court may give binding effect to such judgement if certain conditions are satisfied. Unilever PLC has been advised by its English counsel, Linklaters LLP, that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the Federal securities laws. Unilever N.V. and Unilever PLC have consented to service of process in New York City for claims based upon the Indenture, the debt securities and the guarantees described under “Description of Debt Securities and Guarantees.”

WHERE YOU CAN FIND MORE
INFORMATION ABOUT US
Unilever N.V. and Unilever PLC file annual reports with and furnish other information to the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.
The SEC allows us to “incorporate by reference” into this prospectus the information we file with or furnish to it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as well as any Form 6-K we furnish to the SEC which so provides, until our offering is completed (Unilever N.V.’s and Unilever PLC’s file numbers with the SEC are 1-4547 and 1-4546 respectively).
(a)
Unilever N.V.’s Annual Report on Form 20-F for the year ended December 31, 2019;

(b)
Unilever PLC’s Annual Report on Form 20-F for the year ended December 31, 2019;

(c)
Unilever N.V.’s Reports on Form 6-K furnished to the Securities and Exchange Commission on March 4, 2020 (Board Composition Announcement), March 13, 2020 (Publication of Supplementary Prospectus), March 19, 2020 (Chairman’s letter and Notice of Meeting, Voting Instruction Form), March 19, 2020 (Notice of Annual General Meeting update), March 24, 2020 (Publication of Final Terms), April 20, 2020 (Annual General Meeting Update), June 11, 2020 (Unification of Unilever’s Legal Structure), June 26, 2020 (Unilever N.V. and Unilever PLC announce Consent Solicitations), June 26, 2020 (Notice of Separate Meetings), July 22, 2020 (Unilever Announces Results of Bondholder Meetings), July 22, 2020 (Notice of Separate Adjourned Meetings), August 10, 2020 (Unification of Unilever’s Corporate Structure — Publication of Shareholder Documentation and Change of Dividend Date) and August 10, 2020 (Publication of Prospectus); and

(d)
Unilever PLC’s Reports on Form 6-K furnished to the Securities and Exchange Commission on March 4, 2020 (Board Composition Announcement), March 10, 2020 (2019 Annual Financial Report Announcement), March 13, 2020 (Publication of Supplementary Prospectus), March 19, 2020 (Chairman’s letter and Notice of Meeting, Proxy Form), March 19, 2020 (Notice of Annual General Meeting update), March 24, 2020 (Publication of Final Terms), April 20, 2020 (Annual General Meeting Update), April 29, 2020 (Results of Annual General Meeting), May 1, 2020 (Completion of Horlicks acquisition from GSK, Listing Rule 9.2.6E statement, Membership of Board Committees) and June 11, 2020 (Unification of Unilever’s Legal Structure), June 26, 2020 (Unilever N.V. and Unilever PLC announce Consent Solicitations), June 26, 2020 (Notice of Separate Meetings), July 22, 2020 (Unilever Announces Results of Bondholder Meetings), July 22, 2020 (Notice of Separate Adjourned Meetings), August 10, 2020 (Unification of Unilever’s Corporate Structure — Publication of Shareholder Documentation and Change of Dividend Date) and August 10, 2020 (Publication of Prospectus).

You may request a paper copy of these filings, at no cost, by writing to or telephoning us at the following address:
Vice President-Finance
Unilever United States, Inc.
700 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
(201) 894-2829

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
This prospectus may contain forward-looking statements, including ‘forward-looking statements’ within the meaning of the United States Private Securities Litigation Reform Act of 1995. Words such as “will”, “aim”, “expects”, “anticipates”, “intends”, “looks”, “believes”, “vision”, or the negative of these terms and other similar expressions of future performance or results, and their negatives, are intended to identify such forward-looking statements. These forward-looking statements are based upon current expectations and assumptions regarding anticipated developments and other factors affecting the Group. They are not historical facts, nor are they guarantees of future performance.
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Among other risks and uncertainties, the material or principal factors which could cause actual results to differ materially are: Unilever’s global brands not meeting consumer preferences; Unilever’s ability to innovate and remain competitive; Unilever’s investment choices in its portfolio management; the effect of climate change on Unilever’s business; Unilever’s ability to find sustainable solutions to its plastic packaging; significant changes or deterioration in customer relationships; the recruitment and retention of talented employees; disruptions in our supply chain and distribution; increases or volatility in the cost of raw materials and commodities; the production of safe and high quality products; secure and reliable IT infrastructure; execution of acquisitions, divestitures and business transformation projects; economic, social and political risks and natural disasters; financial risks; failure to meet high and ethical standards; and managing regulatory, tax and legal matters. A number of these risks have increased as a result of the current COVID-19 pandemic. These forward-looking statements speak only as of the date of this prospectus. Except as required by any applicable law or regulation, the Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Group’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Further details of potential risks and uncertainties affecting the Group are described in the Group’s filings with the London Stock Exchange, Euronext Amsterdam and the Securities and Exchange Commission, including in the Annual Report on Form 20-F for the year ended December 31, 2019 and the Unilever Annual Report and Accounts 2019.

UNILEVER GROUP
Unilever N.V. and Unilever PLC
History and Structure of Unilever
Unilever N.V. and Unilever PLC are the two parent companies of the Unilever Group of companies. Unilever N.V. was incorporated under the name Naamlooze Vennootschap Margarine Unie in The Netherlands in 1927. Unilever PLC was incorporated under the name Lever Brothers Limited in England and Wales in 1894.
Together with their group companies, Unilever N.V. and Unilever PLC operate as nearly as practicable as a single economic entity. This is achieved by special provisions in the Articles of Association of Unilever N.V. and Unilever PLC, together with a series of agreements between Unilever N.V. and Unilever PLC (The Equalisation Agreement, The Deed of Mutual Covenants and The Agreement for Mutual Guarantees of Borrowing), known as the Foundation Agreements.
Each Unilever N.V. ordinary share represents the same underlying economic interest in the Unilever Group as each Unilever PLC ordinary share. However, Unilever N.V. and Unilever PLC remain separate legal entities with different shareholder constituencies and separate stock exchange listings. Shareholders cannot convert or exchange the shares of one for the shares of the other.
Unilever N.V. and Unilever PLC have the same directors, adopt the same accounting principles and pay dividends to their respective shareholders on an equalized basis. Unilever N.V. and Unilever PLC and their group companies constitute a single reporting entity for the purposes of presenting consolidated accounts. Accordingly, the accounts of the Unilever Group are presented by both Unilever N.V. and Unilever PLC as their respective consolidated accounts.
Unilever N.V. is listed in Amsterdam and New York. Unilever PLC is listed in London and New York.
Business of the Unilever Group
Description of business
Unilever is one of the world’s best-known consumer goods companies, making and selling around 400 brands in more than 190 countries. Every day, approximately 2.5 billion people use Unilever’s products to look good, feel good and get more out of life.
Brands
Unilever operates across three divisions: Beauty & Personal Care, Home Care and Foods & Refreshment, as set out below:
•
The Beauty & Personal Care division, headquartered in London, operates in five key categories: deodorants, skin cleansing, hair care, oral care and skin care. Dove, Rexona, Lux, Axe and Sunsilk are some of the world’s leading Personal Care brands. Other important brands include Signal, Pond’s, Vaseline, Suave, Clear, Lifebuoy, TRESemmé, Dollar Shave Club and Carver Korea. The Unilever Group’s prestige brands include Hourglass, Dermalogica, Living Proof, Kate Somerville, Garancia, Tatcha and REN.

•
The Home Care division, headquartered in London, offers a wide range of laundry and household care products. Its laundry brands include OMO (‘Dirt is Good’), Comfort, Surf, Radiant, Skip, Love & Care, Love Home & Planet and Seventh Generation. Its household care products include surface and toilet cleaners as well as dishwashing products, through brands like Cif, Domestos and Sun/Sunlight. Home Care also produces water and air purification products, through its Pureit, Truliva and Blueair brands.

•
The Foods & Refreshment division, which is headquartered in Rotterdam, offers a wide portfolio across food, tea and ice cream. The food range in this division includes bouillons, seasonings, snacks, mealmakers, soups, sauces and dressings, with Knorr and Hellmann’s being the two largest brands.

It also includes The Vegetarian Butcher, which makes meat substitutes. Its ice cream brands include those sold under the international Heartbrand (e.g. Wall’s), such as Cornetto and Magnum, as well as Ben & Jerry’s, Breyers, Grom and Talenti, amongst others. Its tea brands include Lipton, Brooke Bond, Tazo and PG Tips. Foods & Refreshment also includes Unilever Food Solutions, the Unilever Group’s global food service business serving professional chefs and caterers.
Unification Proposal
Capitalized terms used but not defined in this section have the meanings set forth in the section entitled “Glossary of Selected Terms” beginning on page 37 of this prospectus.
General
On June 11, 2020, Unilever announced plans to unify its Group legal structure under a single parent company, Unilever PLC, creating a simpler company, with greater strategic flexibility, that is better positioned for future success.
It is proposed that Unification will be implemented through the Cross-Border Merger (as defined below), as a result of which Unilever PLC will become the single parent company of the Unilever Group.
The implementation of Unification is subject to the Unification Conditions and the terms of the Cross-Border Merger, which are described below.
Subject to the satisfaction or waiver (if capable of waiver) of certain Unification Conditions (including approval of the completion of Unification by the High Court of Justice in England and Wales (the “UK High Court”) but not including those Unification Conditions which relate to Admission): (i) the New PLC Shares will be admitted to listing on the premium listing segment of the Official List and to trading on the main market of the London Stock Exchange on November 23, 2020; and (ii) the Unilever PLC Shares, including the New PLC Shares, will be admitted to listing and trading on Euronext in Amsterdam on November 23, 2020.
Background to and reasons for Unification
The Unilever Group has been owned through two separately listed companies, Unilever PLC and Unilever N.V., since its formation in 1930. During this time, Unilever PLC and Unilever N.V., together with their group companies, have operated as nearly as practicable as a single economic entity. This is achieved by special provisions in the Unilever PLC Articles of Association and the Unilever N.V. Articles of Association, together with a series of agreements between Unilever PLC and Unilever N.V. (the Equalisation Agreement, the Deed of Mutual Covenants and the Agreement for Mutual Guarantees of Borrowing), known as the Foundation Agreements.
Each Unilever PLC Share (including each Unilever PLC Share represented by a PLC ADS) represents the same underlying economic interest in the Unilever Group as each Unilever N.V. Ordinary Share and each Unilever N.V. NYRS. As a result, parity between the economic rights of the respective shareholders of Unilever PLC and Unilever N.V. has been maintained. However, Unilever PLC and Unilever N.V. remain separate legal entities with different shareholder constituencies and separate stock exchange listings. Shareholders cannot convert or exchange the shares of one company for the shares of the other.
Unilever PLC and Unilever N.V. have the same directors, adopt the same accounting principles and pay dividends to their respective shareholders on an equalized basis. Unilever PLC and Unilever N.V. and their group companies constitute a single reporting entity for the purposes of presenting consolidated accounts.
Over the last two decades, the dual-parent holding company structure of the Unilever Group has been reviewed periodically by the Boards and a series of steps have been taken to reduce complexity, most recently in October 2017 when Unilever N.V.’s preference shares were successfully repurchased, and in June 2019 when Unilever N.V. terminated its depositary receipt structure.

In October 2018, the Boards withdrew a proposal to unify the Unilever Group’s corporate structure under a new Dutch holding company; although the Unilever Group received widespread support for the principle of unification, the Boards concluded that certain aspects of the proposed arrangements required reconsideration.
Strategic benefits of Unification and its impact for shareholders and other stakeholders
Reasons for Unification
After a comprehensive review over the last 18 months, the Boards continue to believe that moving from the current dual-headed legal structure to a single parent company will bring significant benefits by:
•
Increasing Unilever’s strategic flexibility for portfolio evolution, including through equity-based acquisitions or demergers. Such flexibility is even more important as Unilever anticipates the increasingly dynamic business environment that the COVID-19 pandemic will create.

•
Removing complexity and further strengthening Unilever’s corporate governance, creating for the first time an equal voting basis per share for all shareholders. Upon completion, there would be one market capitalization, one class of shares and one global pool of liquidity, whilst maintaining the Unilever Group’s listings on the Amsterdam, London and New York stock exchanges.

Unilever remains committed to its strategy of long-term growth across all three Divisions and last year began a full evaluation of its current categories and brands, with a view to accelerating the pace of portfolio change. This review has underlined how a simpler legal structure would give Unilever greater strategic flexibility to grow shareholder value, providing a catalyst for accelerated portfolio evolution and greater organizational autonomy.
The strategic review of Unilever’s Tea business has further demonstrated that the dual-headed legal structure can create disadvantages for the Unilever Group. The review assessed a full range of options. A demerger of the Tea business is one option for separation and, as was previously the case with the disposal of the Unilever Group’s Spreads business, this would be significantly more challenging under the current legal structure than under a single parent structure.
It is also clear that the COVID-19 pandemic will create a business environment in which having as much flexibility and responsiveness as possible will be critically important.
The Boards have conducted an extensive review of potential single-parent company structures and the best means to achieve the unification of the existing dual-headed legal structure. The Boards considered many factors including, among others, regulatory, legal and tax matters and the fact that the Unilever Group has operated effectively for many years with parent companies incorporated in both The Netherlands and the United Kingdom to deliver long-term growth for all its shareholders.
Having considered all of these factors, the Boards consider unification under Unilever PLC as the best practical option to achieve Unilever’s objectives of creating a simpler company, with greater strategic flexibility, that is better positioned for future success in light of a business environment in which having as much flexibility and responsiveness as possible will be critically important.
The Boards believe that achieving Unification under Unilever PLC through the Cross-Border Merger is the most efficient of the options available. Alternative routes to achieve Unification under Unilever PLC are possible, for example through a Dutch tender offer, although this would be a lengthier and more complex transaction.
Impacts of Unification
The Boards recognize that there are things of particular importance to our Shareholders:
•
Unification will introduce a single holding company, Unilever PLC, which will continue to be incorporated in the United Kingdom and will remain tax resident in the United Kingdom;

•
Unilever PLC will continue to have a premium listing on the London Stock Exchange, allowing Unilever PLC Shareholders to continue trading and receiving dividend payments in pounds sterling

•
Unilever PLC will apply for an additional admission to trading and listing of the Unilever PLC Shares on Euronext in Amsterdam, allowing former Unilever N.V. Shareholders to trade and receive dividend payments on their New PLC Shares in Euros;

•
PLC ADSs will continue to be listed on the New York Stock Exchange (“NYSE”) and receive dividends paid in U.S. dollars;

•
The Boards expect that Unilever PLC Shares will continue to be included in the FTSE 100 index;

•
Following their admission to trading and listing on Euronext in Amsterdam, the Boards expect that Unilever PLC Shares will, in addition to inclusion in the FTSE 100 index, be included in the AEX-Index and to continue to be included in the STOXX Europe 600 index and other relevant pan-European indices;

•
The Unilever Group will continue to report its earnings and declare dividends in Euros, with dividends paid in Euros, pound sterling or U.S. dollars — there will be no change to its policy of seeking to pay an attractive, growing and sustainable dividend (although for some categories of N.V. Shareholders and N.V. NYRS Holders, there may be some differences in the ongoing tax consequences of holding interests in New PLC Shares or New PLC ADSs rather than N.V. Shares or N.V. NYRSs, depending on the shareholder’s own tax position and the way in which the shares are held);

•
Financial results for the Unilever Group will continue to be presented in euros, with supplemental financial information presented in euros and U.S. dollars;

•
The exchange of Unilever N.V. Shares or Unilever N.V. NYRSs for New PLC Shares or New PLC ADSs is not expected to be a taxable event for shareholders resident in The Netherlands, the United Kingdom or the United States;

•
No Dutch dividend withholding tax will be required to be deducted from dividends paid by Unilever PLC; and

•
Unilever PLC will continue to be subject to the UK Takeover Code, the FCA Listing Rules for premium listed companies and, following Unification, will also be subject to the Dutch Listing Rules.

Following the move to a single parent legal structure, Unilever’s strong presence in both The Netherlands and the United Kingdom will remain unchanged. There will be no change to the operations, locations, activities or staffing levels in either the United Kingdom or The Netherlands as a result of Unification.
There will also be no changes to the manufacture and supply of Unilever products in The Netherlands or the United Kingdom as a result of Unification. Unilever is very proud of its Anglo-Dutch heritage and has significantly strengthened its presence in The Netherlands in recent years. Unilever has engaged with the Dutch government ahead of the announcement of Unification and confirmed that its commitment to The Netherlands will not change as a result of Unification. For example, the headquarters of Unilever’s Foods & Refreshment Division, which was created in 2018, and is around 40% of Unilever by turnover, will continue to be based in Rotterdam, along with the €85 million Research & Development center in Wageningen, which opened in 2019. The Dutch government has welcomed Unilever’s engagement and Unilever has agreed that this will continue.
Agri-foods is an important sector in The Netherlands. With the flexibility that Unification provides, the Dutch government has also asked for reassurance that if Unilever should ever choose to list the Foods & Refreshment Division as an independent company, it would be incorporated and listed in The Netherlands. The Netherlands is an attractive headquarter location for business and, provided it continues to be such, Unilever is comfortable to make these commitments given the Division’s already strong Dutch presence.
There will be no significant changes to Unilever’s footprint in the United Kingdom as a result of Unification, in either jobs or investment. The Home Care and Beauty & Personal Care Divisions will continue to be headquartered in the United Kingdom, as they are currently.
The following will not change as a result of Unification:
•
Unilever’s multi-stakeholder approach and its vision of a purpose-led, future-fit business model driving superior performance;

•
Unilever’s business locations. The headquarters of its Foods & Refreshment Division will continue to be based in Rotterdam, alongside the new €85 million R&D center in Wageningen, whilst the headquarters of its Beauty & Personal Care and Home Care Divisions will continue to be based in London;

•
Unilever’s investment in The Netherlands and the United Kingdom;

•
Unilever’s employment of around 2,500 people in The Netherlands and 6,000 people in the United Kingdom;

•
The existing arrangements for the supervisory board of Unilever’s Dutch subsidiary operations;

•
The manufacture and supply of Unilever products in The Netherlands and the United Kingdom; and

•
Future Unilever European bond issuances having their primary listing in Amsterdam.

Furthermore, reflecting Unilever’s ongoing commitment to The Netherlands:
•
Unilever will further consolidate its procurement function in Europe by moving certain roles to its European supply chain HQ in Rotterdam; and

•
Unilever has agreed to explore opportunities with the Dutch government to encourage R&D and innovation in plant-based foods, sustainability, food systems resilience and nutrition.

Summary of the Unification proposals
If Unification becomes effective, Unilever PLC will become the single parent company of the Unilever Group, with existing Unilever PLC Shareholders, PLC ADS Holders, Unilever N.V. Shareholders and Unilever N.V. NYRS Holders owning shares (or interests representing shares) in Unilever PLC.
The shares in the capital of Unilever PLC (including New PLC Shares represented by New PLC ADSs) that Unilever N.V. Ordinary Shareholders and Unilever N.V. NYRS Holders will be entitled to receive, being the New PLC Shares, would represent an economic interest in the Unilever Group equivalent to their economic interest in Unilever N.V. immediately prior to the implementation of Unification. This reflects the 1:1 equalization ratio set out in the Equalisation Agreement.
Subject to satisfaction or waiver of the Unification Conditions, Unification will be implemented through the Cross-Border Merger, as a result of which on the CBM Effective Date: (i) Unilever PLC will acquire all of the assets, liabilities and legal relationships of Unilever N.V. by universal succession of title; (ii) Unilever N.V. will be dissolved without going into liquidation and cease to exist; and (iii) PLC will issue and allot shares in its capital to former Unilever N.V. Ordinary Shareholders and Unilever N.V. NYRSs Holders (and procure the issue of PLC ADSs representing Unilever PLC Shares) in accordance with the CBM Exchange Ratio.
As part of the preparations for Unification, the Unilever Group will implement an internal reorganization of certain assets and liabilities prior to the CBM Effective Date. This reorganization will include: (i) a Dutch statutory demerger of Unilever N.V.’s listed bonds and related intra-group receivables; (ii) a Dutch statutory demerger of all intellectual property and trademarks and certain related assets and liabilities held by Unilever N.V. as described below (the “Dutch IP Demerger”); (iii) a contribution of certain or all of Unilever N.V.’s directly held subsidiaries and other assets and liabilities of Unilever N.V.; and (iv) a Dutch statutory demerger of certain pensions liabilities, all of which will result in such assets, liabilities and subsidiaries being held by wholly-owned subsidiaries of Unilever N.V. incorporated in the Netherlands. Following the implementation of Unification, all of the shares in these subsidiaries will be directly or indirectly owned by Unilever PLC.
Unification will require new intra-group arrangements to be put in place in respect of intellectual property among Unilever Group companies in respect of the intellectual property rights jointly owned by Unilever PLC and Unilever N.V. as these are currently provided for in the Foundation Agreements, which will come to an end upon implementation of Unification (as Unilever N.V. will cease to exist). As part of the preparations for Unification, intellectual property rights held by Unilever PLC will be transferred to a wholly-owned subsidiary of Unilever PLC incorporated in the UK and Unilever N.V. will implement the Dutch

IP Demerger under which intellectual property rights held by Unilever N.V. will be demerged to a wholly-owned subsidiary of Unilever N.V., which will be incorporated in The Netherlands upon the demerger (“NL IP Sub”). New intra-group licensing and related arrangements will then be put in place.
As part of the new arrangements, Unilever also intends to carry out a further reorganization involving certain Foods and Refreshment related intellectual property, owned by Unilever Group companies in the United Kingdom, being swapped with certain non-Foods and Refreshment intellectual property, which will be owned by NL IP Sub following the Dutch IP Demerger. If implemented as intended, the reorganization is expected to be tax-neutral, and is subject to reaching satisfactory agreements with the Dutch and United Kingdom tax authorities, including in relation to the ongoing United Kingdom tax audit.
The full version of the demerger proposal of Unilever N.V. (including any annexes thereto) is available on Unilever’s website at www.unilever.com/unification/documents.
The following diagrams illustrate in simplified terms: (i) the existing dual-parent structure of the Unilever Group immediately prior to Unification; and (ii) the expected structure of the Unilever Group following the implementation of Unification.
Simplified pre-Unification Structure

Summary post-Unification Structure
Upon implementation of Unification, the N.V. Ordinary Shares will be delisted from Euronext in Amsterdam and the N.V. NYRSs will be delisted from the NYSE.
After Unification, the Unilever PLC Shares will continue to be admitted to the premium listing segment of the official list of the FCA (“UK Official List”) and to trading on the LSE’s Main Market. Unilever PLC intends to apply for an additional admission to trading and listing of the Unilever PLC Shares on Euronext in Amsterdam.
As the parties to the Foundation Agreements are Unilever PLC and Unilever N.V., and Unification will result in the Unilever Group being unified under Unilever PLC with Unilever N.V. ceasing to exist, the Foundation Agreements will have no further effect and will come to an end on implementation of Unification.
Corporate Governance
Over the past 15 years, the Unilever Group has taken major steps to be at the forefront of good corporate governance.
Following a public offer and a subsequent squeeze out procedure in 2018, all of the preference shares of Unilever N.V. were cancelled in 2019. Furthermore, with the agreement of the Unilever N.V. Trust Office board and a meeting of Depositary Receipt holders, the Unilever N.V. depositary receipt structure has been terminated (save for a limited number of depositary receipts which remain outstanding in respect of which the bearer certificates have not been handed in). Completion of the process to dissolve the Unilever N.V. Trust Office will take place in 2021 (but not before June 27, 2021). Based on the number of N.V. Shares held by the N.V. Trust Office and the number of Unilever PLC Shares, N.V. Shares and N.V. NYRSs in issue as of August 4, 2020 (and subject to any rights exercised under the withdrawal mechanism provided for Withdrawing Shareholders and excluding N.V. Shares and N.V. NYRSs held in treasury), the N.V. Trust Office is expected to hold Unilever PLC Shares representing approximately 0.01% of the voting rights in the Company immediately following Unification.

A single shareholder constituency
With the move to a single parent company, Unification will deliver one market capitalization, one class of shares and one global pool of liquidity. Shareholders will share exactly the same legal, ownership, dividend, governance and capital distribution rights in a single parent company.
Continuing with existing corporate governance features
The Unilever Group will continue to apply its existing corporate governance principles following Unification, including:
•
applying the UK Corporate Governance Code;

•
applying the Governance of Unilever, subject to amendments to reflect the new single-parent company structure;

•
applying Dutch, US and UK Listing Rules (including the UK rules for premium listed companies providing related party and material transaction safeguards);

•
a unitary board structure with a diverse range of experience;

•
a separate Chairman and Chief Executive Officer;

•
every director on the Board of Unilever PLC being subject to re-election every year;

•
limiting the disapplication of pre-emption rights to 5% for general corporate purposes and an additional 5% in connection with an acquisition or specified capital investment;

•
applying advisory votes on the Directors’ Remuneration Report every year and binding votes on the Directors’ Remuneration Policy at least every three years; and

•
as has long been Unilever’s practice, not directing the unexercised votes of PLC ADSs.

Management of the Unilever Group
At present, Unilever PLC and Unilever N.V. are managed on a unified basis. The boards of directors of Unilever PLC and Unilever N.V. are identical in their composition. The Boards currently comprise the chairman, two executive directors and nine independent non-executive directors, who bring a wide range of skills and experience to the Boards.
Unification will not result in any changes to the composition of the Unilever PLC Directors. After implementation of Unification, Unilever PLC will also continue to hold annual elections of all Unilever PLC Directors, approved by a simple majority of those voting at the relevant meeting.
The Unification Agreement and Unification Conditions
Unilever PLC and Unilever N.V. entered into the Unification Agreement on August 10, 2020. The Unification Agreement sets out certain mutual commitments in relation to Unification. Under the terms of the Unification Agreement, Unilever PLC and Unilever N.V. have agreed to co-operate and use their reasonable endeavours to implement Unification.
Conditions and clearances
The implementation of Unification is conditional on the satisfaction or waiver by Unilever PLC and Unilever N.V. of the following conditions (collectively, the “Unification Conditions”):
(a)
the resolution to approve Unification, having been adopted by the requisite majority at the Unilever N.V. EGM;

(b)
the approval of the resolution to adopt the Amended Unilever N.V. Articles at the Unilever N.V. EGM;

(c)
the approval of the resolution to effect the Cross-Border Merger by the meeting of holders of N.V. Shares and N.V. NYRSs and the meeting of holders of N.V. Special Shares required pursuant to Dutch law;

(d)
the approval of the Cross-Border Merger by the requisite majority of Unilever PLC Shareholders at the Unilever PLC Court Meeting and the passing of the Unilever PLC Special Resolution by the requisite majority of Unilever PLC Shareholders at the Unilever PLC General Meeting;

(e)
a Dutch notary selected by Unilever N.V. and Unilever PLC issuing the pre-merger compliance certificate and delivering it to Unilever N.V. and Unilever PLC, such certificate being the pre-merger scrutiny certificate pursuant to the Dutch Civil Code;

(f)
the UK High Court certifying that Unilever PLC has completed the pre-merger requirements under the UK Cross-Border Mergers Regulations;

(g)
the UK High Court approving the completion of the Cross-Border Merger;

(h)
a Prospectus having been approved by the FCA as having been drawn up in accordance with the relevant provisions of the Prospectus Regulation and duly passported to The Netherlands in respect of the admission to trading and listing of the Unilever PLC Shares (including the New PLC Shares) on Euronext in Amsterdam;

(i)
the FCA having acknowledged (and such acknowledgement not having been withdrawn) that the application for admission of the New PLC Shares to listing on the premium segment of the Official List has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject) will become effective;

(j)
the LSE having acknowledged (and such acknowledgement not having been withdrawn) that the New PLC Shares will be admitted to trading on the LSE’s Main Market for listed securities;

(k)
Euronext Amsterdam having approved (and such approval having not been withdrawn) admission of the Unilever PLC Shares to trading on Euronext in Amsterdam;

(l)
the New PLC Shares having been accepted for book-entry transfers by Euroclear Nederland on or prior to the admission of the Unilever PLC Shares to trading on Euronext in Amsterdam;

(m)
the Form F-6 having become effective under the U.S. Securities Act and, immediately prior to the CBM Effective Date, not being the subject of any stop order or proceeding seeking a stop order;

(n)
the New PLC ADSs having been authorised for listing and trading on the NYSE, upon official notice of allotment;

(o)
each of the Clearances having been received (and not revoked) on terms satisfactory to Unilever PLC and Unilever N.V.; and

(p)
no law or order prohibiting, or pending lawsuit seeking to prohibit, the Cross-Border Merger having been issued or filed by any competent US, European Union, Netherlands, or UK governmental authority.

Unification is also conditional on there being no other fact, matter or circumstances which Unilever N.V. and Unilever PLC consider may or may be reasonably likely to prevent, delay, hinder or otherwise adversely affect Unification under Unilever PLC or the willingness of Unilever PLC to pursue Unification as contemplated, including where, in the Boards’ view, proceeding with Unification would not be in the best interests of Unilever, its shareholders and other stakeholders as a whole.
If any of the conditions to Unification are not satisfied or waived in accordance with their terms, Unilever PLC and Unilever N.V. will make such announcements as necessary in accordance with their respective regulatory obligations.
In the event that, for any reason, Unification is not completed, the existing dual-parent structure will remain in place.

Other commitments
Under the Unification Agreement, among other things:
(a)
Unilever N.V. will cause the Unilever N.V. EGM to be convened on due notice and Unilever PLC will cause the Unilever PLC Meetings to be convened on due notice;

(b)
Unilever N.V. and Unilever PLC will take all steps necessary to implement the Cross-Border Merger and take all steps reasonably required to be taken in respect of the issue of New PLC Shares (including the New PLC Shares represented by New PLC ADSs) pursuant to the Cross-Border Merger (subject to any provisions of the Common Draft Terms of Merger relating to Unilever N.V. Overseas Shareholders);

(c)
Unilever PLC will take all steps reasonably required to be taken in respect of the applications for Admission;

(d)
Unilever PLC will prepare and submit to the NYSE a supplemental listing application covering the New PLC ADSs being issued and allotted on Unification to the NYSE in order for such New PLC ADSs to be approved for listing, subject to notice of issuance or allotment and for trading on the NYSE at or prior to the CBM Effective Date;

(e)
Unilever PLC will carry out a repurchase of the Unilever PLC Deferred Shares;

(f)
Unilever N.V. will carry out a repurchase of all Unilever N.V. Special Shares;

(g)
Unilever N.V. has undertaken to resolve to procure that Unilever PLC will settle the Cash Compensation for the Unilever N.V. Exit Shares and Unilever PLC has undertaken to do so; and

(h)
upon implementation of Unification, the Unilever PLC Directors will comprise the same members as the Boards immediately prior to Unification and the governance of Unilever PLC will be as set out in the Amended Unilever PLC Articles.

The Cross-Border Merger
Description of the Cross-Border Merger
Process
Unification will be implemented by means of a cross-border merger which will be carried out as a “merger by absorption” in accordance with the Dutch Civil Code (for Dutch law purposes) and the UK Cross-Border Mergers Regulations (for English law purposes). There are several principal steps to effect the Cross-Border Merger:
(a)
Unilever N.V. Shareholders will meet and vote at the Unilever N.V. EGM.

(b)
Unilever PLC Shareholders will meet and vote at the Unilever PLC Meetings.

(c)
A Dutch notary selected by Unilever N.V. and Unilever PLC will certify that the pre-merger steps required under the Dutch Civil Code have been completed as regards Unilever N.V. and the UK High Court will hold a hearing to certify that pre-merger steps under the UK Cross-Border Mergers Regulations have been completed by Unilever PLC.

(d)
The UK High Court will hold a final approval hearing, which is currently expected to be held on October 30, 2020 at the Business and Property Courts, The Rolls Building, Fetter Lane, London EC4A 1NL, following a joint application by both Unilever PLC and Unilever N.V. The time of the hearing will be set out the day before the hearing on HM Courts & Tribunal Service’s website, and the shareholders of both companies have the opportunity to attend and to be heard at this hearing.

(e)
If all of the closing conditions are satisfied or waived, the Cross-Border Merger will be effected, which is currently expected to be on November 22, 2020.

Implementation of the Cross-Border Merger must take place before the end of the transition period for the United Kingdom’s withdrawal from the European Union, which is currently scheduled to end on December, 31, 2020. If the Cross-Border Merger is not implemented prior to the end of such transition period, and the UK Cross-Border Mergers Regulations are repealed as anticipated, Unification would not proceed through such route.
Effect of the Cross-Border Merger
The Cross-Border Merger will result in:
(a)
Unilever PLC acquiring all the assets, liabilities and legal relationships of Unilever N.V. by universal succession of title;

(b)
Unilever N.V. being dissolved without going into liquidation and ceasing to exist; and

(c)
Unilever PLC issuing and allotting: (i) New PLC Shares to the Unilever N.V. Ordinary Shareholders and those Registered N.V. NYRS Holders who have not elected to receive New PLC Shares represented by New PLC ADSs; and (ii) New PLC Shares (represented by New PLC ADSs) to Indirect N.V. NYRS Holders and those Registered N.V. NYRS Holders who have elected to receive New PLC Shares represented by New PLC ADSs, at the CBM Exchange Ratio, in each case in accordance with the Common Draft Terms of Merger.
The Cross-Border Merger is conditional upon the Unification Conditions having been satisfied or waived.
Under the Unification Agreement, Unilever PLC and Unilever N.V. have undertaken to procure that all steps reasonably required to be taken in relation to the Cross-Border Merger will be taken.
Creditors
As part of the preparations for Unification, the Unilever Group will transfer or contribute certain assets and liabilities of Unilever N.V. to wholly owned subsidiaries of Unilever N.V. prior to the CBM Effective Date.
Unilever N.V. will cease to exist by operation of law under the Cross-Border Merger. As a result, the Foundation Agreements will come to an end and a number of statutory parent company guarantee arrangements provided by Unilever N.V. to its relevant Dutch subsidiaries will terminate upon or pursuant to the implementation of Unification. Therefore, Unilever PLC will enter into arrangements in place of these statutory parent company guarantee arrangements before the CBM Effective Date.
All assets and liabilities of Unilever N.V. at the CBM Effective Date, including financial indebtedness of Unilever N.V. and guarantees given by Unilever N.V. in respect of financial indebtedness, will be assumed by Unilever PLC with effect from implementation of Unification.
Proposed exit tax
On July 10, 2020, a member of the Dutch House of Representatives for GroenLinks (a Dutch opposition party), introduced a private member’s bill which would seek to impose an exit tax on certain types of transactions where, effectively, a company which is tax resident in the Netherlands and with consolidated net revenues of at least €750 million moves to a “qualifying state”. The transactions covered by the proposed bill would include a cross-border merger involving an N.V. as the transferring company merging into a company in a “qualifying state” (such as Unification), as well as a Dutch tender offer for shares in an N.V. whereby a company which is tax resident in a “qualifying state” acquires more than 50% of the voting rights in that N.V. A “qualifying state” includes one which does not have a dividend withholding tax which is “comparable” with that of the Netherlands. The term “comparable” is not defined precisely, but the United Kingdom would be a “qualifying state” as it does not currently have a dividend withholding tax regime.
The proposed bill purports to have retroactive effect and seeks to tax transactions completed after 12:00 p.m. on July 10, 2020, regardless of whether they were announced before that time and regardless of when the bill may be enacted. The proposed exit tax is not limited in its application to transactions with a tax avoidance motive but would also extend to those where there are bona fide commercial reasons.
Under the bill as proposed, the exit tax for listed companies is expected to be calculated as 15% of the market capitalization of the exiting company at the time of the relevant exit transaction, less the amount of its paid-up share capital recognised for tax purposes (and subject to certain technical exemptions). In Unilever N.V.’s case, this would amount to a potential exit tax charge of some €11 billion (based on the closing price of an N.V. Share and N.V. NYRS on August 4, 2020). The tax would be assessed and payable in full immediately upon exit but may be deferred, subject to certain conditions. The tax liability which has been deferred (the “Deferred Exit Tax Liability”) would reduce over time to the extent that the acquiring company: (i) subsequently distributes reserves on the shares issued to the former Dutch company’s shareholders; and (ii) pays an amount to the Dutch revenue which equals the Dutch withholding tax that would have been payable by the acquiring company in respect of such distribution, had the acquiring company been tax resident in the Netherlands (the “Deemed Withholding Tax”).
However, the acquiring company may have no legal basis under its own domestic law to permit it to withhold the Deemed Withholding Tax from distributions paid to its shareholders. In such circumstances, and as would apply currently to Unilever PLC, the acquiring company would be required to pay distributions gross to all shareholders but, because of the way the bill is drafted, certain shareholders would nevertheless be entitled to a credit or refund from the Dutch Revenue in respect of the Deemed Withholding Tax. As a result, the acquiring company would bear the cost of any Deemed Withholding Tax paid to the Dutch Revenue in order to offset against the Deferred Exit Tax Liability.
The precise timing and procedure for passage of the bill through the Dutch Parliament is unclear at present, but for it to be enacted it would need to be approved first by the Dutch House of Representatives (Tweede Kamer) and then by the Dutch Senate (Eerste Kamer), each by a simple majority. Before the Dutch House of Representatives can debate the bill, the Dutch Council of State (Raad van State) will first issue independent advice, including as to the legality of the bill under Dutch constitutional, EU and other supranational laws. The Dutch Council of State is an independent constitutional body whose advice is non-binding but will be made public if the bill is to be debated.
The Boards have received legal advice that, if enacted in its current form, application of the bill to the Unification proposal would be in manifest breach of the obligations which the Dutch State has assumed under international law including under EU law, the Dutch UK Tax Treaty and the Convention for the Protection of Human Rights and Fundamental Freedoms. Nevertheless, if the bill were enacted in its present form and applied to Unification, the Boards believe that proceeding with Unification, if it resulted in an exit tax charge of some €11 billion, would not be in the best interests of Unilever, its shareholders and other stakeholders as a whole.
The bill may be subject to amendment during the parliamentary process and it is not clear when, or indeed if at all, the bill may be enacted, or in what form. Accordingly, the ultimate effect of the bill on the proposed Unification is not clear at present. The Boards intend to proceed with their proposals provided that Unification, in the Boards’ view, remains in the best interests of Unilever, its shareholders and other stakeholders as a whole.
As the situation develops, the Boards will continue to assess all options available and will update Shareholders as appropriate.
Recent Developments
COVID-19
The COVID-19 pandemic has increased certain of the existing risks to the Unilever Group’s business and the longer-term impacts on the Unilever Group will depend on the length and severity of the COVID-19 pandemic. The impact of the COVID-19 pandemic on Unilever’s business going forward will depend on a range of factors, including the duration and scope of the pandemic, the geographies impacted, the impact of the pandemic on economic activity and the nature and severity of measures adopted by governments, including restrictions on business operations, travel, mandates to avoid large gathering and orders to self-quarantine or shelter in place.
Global Tea review
In January, Unilever announced a strategic review of its global tea business, which includes leading brands such as Lipton, Brooke Bond and PG Tips.
This review has assessed a full range of options. Unilever will retain the tea business in India and Indonesia and the partnership interests in the ready-to-drink tea joint ventures.
The balance of Unilever’s tea brands and geographies and all tea estates have an exciting future, and the review has concluded that the tea business can best achieve its potential as a separate entity. A process will now begin to implement the separation, which is expected to conclude by the end of 2021.
The tea business that will be separated generated revenues of €2 billion in 2019.
Legal Proceedings
The Group is involved from time to time in legal and arbitration proceedings arising in the ordinary course of business.
As previously disclosed, along with other consumer products companies and retail customers, Unilever is involved in a number of ongoing investigations by national competition authorities. These proceedings and investigations are at various stages and concern a variety of product markets. Where specific issues arise, provisions are made to the extent appropriate.
In many markets, there is a high degree of complexity involved in the local tax regimes.
Brazil
During 2004, and in common with many other businesses operating in Brazil, one of our Brazilian subsidiaries received a notice of infringement from the Federal Revenue Service in respect of indirect taxes. The notice alleges that a 2001 reorganization of our local corporate structure was undertaken without a valid business purpose. The 2001 reorganization was comparable with restructurings done by many companies in Brazil. The original dispute was resolved in the courts in the Group’s favor. However, in 2013 a new assessment was raised in respect of a similar matter. Additionally, during the course of 2014, and again in December 2017, 2018 and 2019, other notices of infringement were issued based on the same grounds argued in the previous assessments. The total amount of the tax assessments in respect of this matter as at December 31, 2019 was €2,235 million (2018: €2,032 million). The judicial process in Brazil is likely to take a number of years to conclude.
The Group believes that the likelihood that the tax authorities will ultimately prevail is low, however there can be no guarantee of success in court.
United Kingdom
In 2019, a tax assessment was issued in connection with United Kingdom tax audit that commenced in 2015. The total amount of the tax assessment in respect of this matter is €141 million. The United Kingdom tax authorities are reviewing the allocation of taxable income related to intangible assets and centralised services as between Unilever N.V. and Unilever PLC, and whether Unilever N.V. has a permanent establishment in the United Kingdom. These arrangements have been in place and consistently applied by Unilever for many years and have been previously reviewed and accepted by the United Kingdom tax authorities. The period of review is for the years from 2011 to 2018, and the €141 million tax assessment is in respect of an alleged Unilever N.V. permanent establishment in the United Kingdom for 2015. Unilever strongly disagrees with the positions taken by the United Kingdom tax authorities and believes that the positions as filed in United Kingdom tax returns are in accordance with the tax legislation. Given the potential impact of any adjustment on the allocation of taxable income between Unilever N.V. and Unilever

PLC, with potential consequential effects for Dutch taxable income, Unilever has filed a protective Mutual Agreement Procedure with the Dutch and United Kingdom authorities.
Discussions with the United Kingdom tax authorities are ongoing and there is recognition that significant further work is required before any further tax assessments can be issued and that the issues raised overlap in whole or part and therefore require a sequenced resolution. On the basis of the tax assessment issued the maximum exposure could be up to €600 million.

UNILEVER CAPITAL CORPORATION
UCC was incorporated under the laws of the State of Delaware on October 7, 1982 for the sole purpose of issuing and selling debt securities and making the net proceeds of such issues available to companies in the Unilever Group. All the common stock of UCC is owned by UNUS. Its registered office is at 1209 Orange Street, Wilmington, Delaware 19801. Its principal place of business is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, United States of America (telephone number +1 201 894 7042).
The Directors of UCC are:
Eric Tiziani	Vice President — Finance, Chief Financial Officer and Treasurer
David Schwartz	Vice President and Assistant Secretary
The business address of all Directors is 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. Eric Tiziani and David Schwartz are full-time employees within the Unilever Group. UCC has no subsidiaries.

UNILEVER UNITED STATES, INC.
UNUS was incorporated under the laws of the State of Delaware, United States of America, on August 31, 1977. UNUS has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, United States of America. The principal place of business of UNUS is at 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, United States of America (telephone number +1 201 894 2829).
UNUS’ principal operating subsidiary, Conopco, Inc., a New York corporation, has three principal product categories — home care products, personal care products and food and refreshment products.
Brands
Home care products include household cleaners, dishwashing, laundry products. Major brands include Seventh Generation, Love & Care, Love Home & Planet, The Laundress and Schmidt’s.
Personal care products include antiperspirants and deodorants, hair and skin care products, as well as soap. Major brands include AXE, Dove, Suave, Lever 2000, Caress, Degree, Pond’s, Vaseline, TIGI (Bed Head, Cat Walk and S-Factor), TRESemmé, Nexxus, Dermalogica, Living Proof, Schmidt’s, Love Beauty & Planet, St. Ives, Simple, Noxzema, Dollar Shave Club and Q-tips cotton swabs.
Food and refreshment products include Lipton teas, Ben & Jerry’s, Breyers, Good-Humor, Klondike, Magnum, Popsicle and Talenti ice creams and frozen novelties; Lipton soups, recipe products and side dishes; Knorr bouillons, gravies, sauces, recipe classics and side dishes; and Hellmann’s (and Best Foods) mayonnaise and dressings.
The Directors of UNUS are:
Fabian Garcia	President
Eric Tiziani	Vice President — Finance, Chief Financial Officer and Treasurer
The business address of all Directors is 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, Fabian Garcia and Eric Tiziani are full-time employees within the Unilever Group.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the guaranteed debt securities for general purposes of the Unilever Group, including, but not limited to, acquisitions and to meet maturities of outstanding borrowings. The guaranteed debt securities will be offered pursuant to the Unilever Group’s policy of diversifying the sources of international capital available to it and the maturities of such capital.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
The guaranteed debt securities will be issued by either UCC or Unilever N.V., as the case may be, under an amended and restated indenture dated as of September 22, 2014 (the “Indenture”) between UCC, Unilever N.V., Unilever PLC, UNUS, and The Bank of New York Mellon, as Trustee. The Indenture does not limit the amount of debt securities that we may issue. We have summarized selected provisions of the Indenture and the guaranteed debt securities below. This summary is not complete. We have filed the form of the Indenture with the SEC as an exhibit to the Registration Statement 333-199023, and you should read the Indenture for provisions that may be important to you.
General
The guaranteed debt securities will rank equally with all other unsecured and unsubordinated debt, unless the prospectus supplement states otherwise. The guarantees of Unilever N.V., Unilever PLC and UNUS, as the case may be, will rank equally with all unsecured and unsubordinated debt of Unilever N.V., Unilever PLC and UNUS, as the case may be, unless the prospectus supplement states otherwise.
The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:
(a)
the issuer of the guaranteed debt securities (either Unilever N.V. or UCC);

(b)
the title of the guaranteed debt securities;

(c)
the total principal amount of the guaranteed debt securities;

(d)
the date or dates on which the principal of and any premium on the guaranteed debt securities will be payable;

(e)
any interest rate (which may be a floating rate), the date from which interest will accrue, interest payment dates and record dates for interest payments;

(f)
whether the guaranteed debt securities shall be subordinated to the Senior Debt of the issuer;

(g)
any provisions that would obligate us to redeem, purchase or repay guaranteed debt securities;

(h)
the denominations in which we will issue the guaranteed debt securities;

(i)
whether payments on the guaranteed debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

(j)
any changes or additions to the events of default or covenants described in this prospectus;

(k)
any terms for the conversion or exchange of the guaranteed debt securities for Ordinary Shares of Unilever N.V. or other securities of Unilever Group companies or any other entity; and

(l)
any other terms of the guaranteed debt securities.

Unless otherwise stated in the related prospectus supplement, the principal of and the premium on, if any, and interest on, if any, registered guaranteed debt securities will be payable and such guaranteed debt securities will be transferable at the corporate trust office in the City of New York of the Trustee, provided that payment of interest, if any, may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. In the case of bearer guaranteed debt securities, principal, premium, if any, and interest, if any, will be payable at such place or places outside the United States designated in the related prospectus supplement. The guarantees are joint, several, full and unconditional.
Unless otherwise indicated in the related prospectus supplement, we will issue the guaranteed debt securities only in fully registered form without coupons in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any transfer or exchange of the guaranteed debt securities, but UCC or Unilever N.V., as the case may be, may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

We may sell the guaranteed debt securities at a discount (which may be substantial) below their stated principal amount. The guaranteed debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.
If we sell any of the guaranteed debt securities for any foreign currency or currency unit or if payments on the guaranteed debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, specific terms and other information relating to those guaranteed debt securities and the foreign currency or currency unit.
Guarantees
If UCC issues the guaranteed debt securities, Unilever N.V., Unilever PLC and UNUS will jointly, severally, fully and unconditionally guarantee the due and punctual payment of the principal of and premium on, if any, and interest on, if any, and the due and punctual payment of the sinking fund or analogous payments, if any, with respect to the guaranteed debt securities when and as they shall become due and payable, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. If Unilever N.V. issues the guaranteed debt securities, UNUS and Unilever PLC will act as guarantors on the same terms.
Interest on Floating Rate Debt Securities
We may issue floating rate debt securities bearing interest based on other interest rates as may be described in the applicable prospectus supplement.
Payment of Additional Amounts
If any deduction or withholding for any present or future taxes, assessments or other governmental charges of the United Kingdom, The Netherlands, or (if the prospectus supplement so states) the United States, including any political subdivision or taxing authority of or in any such jurisdiction (respectively, a “United Kingdom Tax”, a “Netherlands Tax”, or a “United States Tax”) shall at any time be required in respect of any amounts to be paid by the issuer or a guarantor pursuant to the terms of the debt securities, the issuer or the guarantor will pay as additional interest to the holder of a debt security (or to the holder of any coupon appertaining thereto) such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts paid to such holder pursuant to the terms of such guaranteed debt security or such guarantee, after such deduction or withholding, shall be not less than such amounts as would have been received by the holder had no such withholding or deduction been required; provided, however, that (a) amounts with respect to United Kingdom Tax shall be payable only to holders that are not resident in the United Kingdom for purposes of its tax, (b) amounts with respect to Netherlands Tax shall be payable only to holders that are not resident in The Netherlands for purposes of its tax, and (c) amounts with respect to United States Tax shall be payable only to a holder that is, for United States tax purposes, a nonresident alien individual, a foreign corporation, or an estate or trust not subject to tax on a net income basis with respect to income on the debt securities (a “United States Alien”), and provided further, that the issuer or guarantor shall not be required to make any payment of Additional Amounts for or on account of:
(a)
any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United Kingdom, The Netherlands, or the United States (in the case of a United Kingdom Tax, a Netherlands Tax, or a United States Tax, respectively), or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

(b)
any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

(c)
any tax, assessment or other governmental charge which is payable other than by withholding from payments of (or in respect of) principal of, premium, if any, or any interest on, the debt securities or coupons, if any;

(d)
with respect to any United States Tax, any such tax imposed by reason of the holder’s past or present status as a personal holding company, foreign personal holding company or foreign private foundation or similar tax-exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States Federal income tax;

(e)
with respect to any United States Tax, any such Tax imposed by reason of such holder’s past or present status as (i) the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of UCC or UNUS, or (ii) a controlled foreign corporation that is related to UCC or UNUS through stock ownership;

(f)
any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or any interest on, any guaranteed debt security or coupon, if any, if such payment can be made without such withholding by any other paying agent;

(g)
any tax, assessment or other governmental charge which would not have been imposed or withheld if such holder had made a declaration of nonresidence or other similar claim for exemption or presented any applicable form or certificate, upon the making or presentation of which that holder would either have been able to avoid such tax, assessment or charge or to obtain a refund of such tax, assessment or charge, including, with respect to any United States Tax, certification or documentation to the effect that such holder or beneficial owner is a United States Alien and lacks other connections with the United States;

(h)
any tax, assessment or other governmental charge which would not have been imposed but for the presentation of a debt security (where presentation is required) or coupon, if any, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later; or

(i)
any combination of items (a), (b), (c), (d), (e), (f), (g) and (h) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any debt security or coupon to any such holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the debt security or coupon.
Redemption of Debt Securities Under Certain Circumstances
The issuer, and any guarantor, may redeem each series of guaranteed debt securities in whole but not in part at any time (except in the case of guaranteed debt securities that have a variable rate of interest, which may be redeemed on any interest payment date), on giving not less than 30 nor more than 60 days’ notice of such redemption, at a redemption price equal to the principal amount plus accrued interest, if any, to the date fixed for redemption (except in the case of discounted debt securities which may be redeemed at the redemption price specified by the terms of each series of such debt securities), if,
(i)
the issuer or any guarantor of such series of guaranteed debt securities determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom, The Netherlands or the United States (or of any political subdivision or taxing authority of or in any such jurisdiction), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the issue date or such other date specified in the guaranteed debt securities of such series,
(a)
the issuer or the guarantor would be required to pay Additional Amounts (as described under “Payment of Additional Amounts” above) with respect to such series of guaranteed debt securities on the next succeeding interest payment date and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the issuer or the applicable guarantor, as the case may be, or

(b)
United Kingdom or Netherlands withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the issuer directly from a guarantor (or any affiliate of the issuer or any guarantor) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the issuer or the guarantor (or any affiliate of the issuer or any guarantor), or

(ii)
the issuer or any guarantor determines, based upon an opinion of independent counsel of recognized standing to the issuer or the applicable guarantor, as the case may be, that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction, in the United Kingdom, The Netherlands or the United States (or of any political subdivision or taxing authority of or in any such jurisdiction) (whether or not such action was taken or brought with respect to the issuer or the applicable guarantor), which action is taken or brought on or after the issue date or such other date specified in the guaranteed debt securities of such series, there is a substantial probability that the circumstances described in clause (i)(a) or (i)(b) would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the issuer or the applicable guarantor would be obligated to pay such Additional Amounts. The issuer or the guarantor, as the case may be, will also pay to each holder, or make available for payment to each such holder, on the redemption date any Additional Amounts resulting from the payment of such redemption price.

Prior to the publication of any notice of redemption pursuant to this provision, the issuer or the applicable guarantor shall deliver to the Trustee (i) a certificate signed by a duly authorized officer of UCC or Unilever N.V., as the case may be, or the applicable guarantor stating that it is entitled to effect a redemption described in clause (i) of the preceding paragraph and setting forth a statement of facts showing that the conditions precedent of the right so to redeem have occurred or (ii) an opinion of independent legal counsel of recognized standing to the effect that the conditions specified in clause (ii) of the preceding paragraph have been satisfied. Such notice, once delivered to the Trustee, will be irrevocable.
Limitation on Liens
The Indenture provides that Unilever N.V. and Unilever PLC will not, nor will they permit any Restricted Subsidiary (as defined below) to, issue, assume or guarantee any indebtedness for money borrowed (“debt”) secured by a mortgage, security interest, pledge, lien or other encumbrance (a “mortgage” or “mortgages”) on any Principal Property (as defined below) or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance, assumption or guarantee of any debt that the guarantees shall be secured equally and ratably with (or prior to) the debt. These restrictions, however, shall not apply to debt secured by (and there shall be excluded from debt in any computation under this limitation):
(i)
mortgages on property, shares of stock or indebtedness of any corporation, which mortgages are existing at the time such corporation becomes a Restricted Subsidiary;

(ii)
mortgages on property, which mortgages are existing at the time of the acquisition of such property, and certain mortgages on property to finance the acquisition thereof;

(iii)
mortgages on property to secure debt incurred to finance all or part of the cost of construction, alteration, or repair of, or improvements to, all or any part of such property;

(iv)
mortgages securing debt owing to any guarantor or any Restricted Subsidiary by any Restricted Subsidiary or any guarantor;

(v)
mortgages on assets held by banks to secure amounts due to such banks in the ordinary course of business and certain statutory and other mortgages incurred in the ordinary course of business or imposed by law;

(vi)
mortgages on property in favor of the United Kingdom, Canada, the United States or The Netherlands or any political subdivision of any thereof, or any department, agency or other instrumentality of any thereof, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute;

(vii)
mortgages existing at the date of the execution of the Indenture;

(viii)
mortgages incurred in connection with engaging in leveraged or single investor lease transactions;

(ix)
mortgages on property, shares of stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated or amalgamated with Unilever N.V., Unilever PLC or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Unilever N.V., Unilever PLC or a Restricted Subsidiary;

(x)
mortgages on property incurred or assumed in connection with the issuance of revenue bonds, the interest on which is exempt from United States Federal income taxation pursuant to Section 103 of the United States Internal Revenue Code, as amended from time to time; and

(xi)
extensions, renewals or replacements (or successive extensions, renewals or replacements) in whole or in part of any mortgage referred to in the foregoing clauses (i) through (x) inclusive.

Notwithstanding the foregoing, Unilever N.V. and Unilever PLC may, and they may permit a Restricted Subsidiary to, issue, assume or guarantee debt secured by mortgages not excepted in the foregoing clauses (i) through (xi) inclusive without equally and ratably securing the guarantees; provided, however, that the aggregate principal amount of all such debt then outstanding, plus the principal amount of such debt then being issued, assumed or guaranteed, and the aggregate amount of the Attributable Debt (as defined below) in respect of sale and leaseback transactions (with the exception of Attributable Debt which is excluded pursuant to clauses (i) through (iv) inclusive described under “Limitations on Sales and Leasebacks” below), shall not exceed 10% of Capital Employed (as defined below).
Limitations on Sales and Leasebacks
The Indenture provides that Unilever N.V. and Unilever PLC will not, and will not permit any Restricted Subsidiary to, enter into any transaction with any person for the leasing by Unilever N.V. or Unilever PLC or a Restricted Subsidiary of any Principal Property, the acquisition or the completion of construction and commencement of full operation, whichever is later, of which has occurred more than 120 days prior thereto, which Principal Property has been or is to be sold or transferred by Unilever N.V. or Unilever PLC or such Restricted Subsidiary to that person in contemplation of such leasing unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such transactions plus all debt secured by mortgages on Principal Properties (with the exception of debt which is excluded pursuant to clauses (i) through (xi) inclusive described under “Limitation on Liens” above) would not exceed 10% of Capital Employed. This covenant shall not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction or under “Limitation on Liens” above, Attributable Debt with respect to any sale and leaseback transaction if:
(i)
the lease in such sale and leaseback transaction is for a term of not more than three years;

(ii)
Unilever N.V., Unilever PLC or the relevant Restricted Subsidiary, as the case may be, shall apply or cause to be applied an amount in cash equal to the greater of the net proceeds of such sale or transfer or the fair value (as determined by the Board of Directors of Unilever N.V. and Unilever PLC) of such Principal Property to the retirement (other than any mandatory retirement or by way of payment at maturity), within 120 days of the effective date of any such arrangement, of debt of Unilever N.V., Unilever PLC or Restricted Subsidiaries (other than debt owed by any Subsidiary), which by its terms matures more than 12 months after the date of the creation of such debt, or shall apply such proceeds to investment in other Principal Properties within a period not exceeding 12 months prior or subsequent to any such arrangement;
(iii)
such sale and leaseback transaction is entered into between any guarantor and a Restricted Subsidiary or between Restricted Subsidiaries or between guarantors; or

(iv)
Unilever N.V., Unilever PLC or a Restricted Subsidiary would be entitled to incur a mortgage on such Principal Property pursuant to clauses (i) through (xi) inclusive described under “Limitation on Liens” above, securing debt without equally and ratably securing the guarantees.

Subordination of Debt Securities
The prospectus supplement for any applicable series of guaranteed debt securities will provide that the guaranteed debt securities of such series will be expressly subordinate and subject in right of payment to the prior payment in full of all Senior Debt (as defined below) of the issuer of such series (whether Unilever N.V. or UCC), and the obligations of each guarantor of such series evidenced by the guarantees will be expressly subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the guarantor.
In the event and during the continuation of any default in the payment of any Senior Debt of the issuer continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Debt (unless and until such event shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities may be made by the issuer pursuant to the subordinated debt securities.
In the event and during the continuation of any default in the payment of any Senior Debt of any guarantor continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Debt (unless and until such event shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities may be made by the guarantor pursuant to its guarantee with respect thereto.
Upon any payment or distribution of the assets of the issuer (Unilever N.V. or UCC, as applicable) or the assets of any guarantor to creditors upon dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings for the issuer or the guarantor, the holders of the Senior Debt of the issuer or the Senior Debt of the guarantor, as the case may be, will be entitled to receive payment in full of all amounts due thereon before any payment is made by the issuer or the guarantor, as the case may be, on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion, if applicable, of such subordinated debt securities.
By reason of such subordination, in the event of the insolvency of the issuer (Unilever N.V. or UCC, as applicable) or any guarantor, holders of the subordinated debt securities may recover less, ratably, and holders of Senior Debt may recover more, ratably, than other creditors of the issuer or creditors of any guarantor.
The term “Senior Debt,” when used with reference to the issuer or any guarantor, will be defined in the Indenture to mean the principal of, premium, if any, and interest, if any, which is due and payable on:
(a)
all indebtedness of the issuer or all indebtedness of the guarantor, as the case may be (other than the subordinated debt securities or the guarantees), whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, which

(i)
is for money borrowed,

(ii)
is evidenced by a note, debenture, bond or similar instrument, whether or not for money borrowed,

(iii)
constitutes obligations under any agreement to lease, or any lease of, any real or personal property which are required to be capitalized on the balance sheet of lessee in accordance with generally accepted United Kingdom and Dutch accounting principles applicable in the preparation of the most recent audited financial statements of the issuer or the most recent audited financial statements of the guarantor or made as part of any sale and leaseback transaction to which we are a party or the guarantor is a party, or

(iv)
constitutes purchase money indebtedness;

(b)
any indebtedness of others of the kinds described in the preceding clause (a) for the payment of which the issuer or the guarantor, as the case may be, are responsible or liable as guarantor or otherwise; and

(c)
amendments, renewals, extensions and refundings of any such indebtedness;

unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is provided that such indebtedness is subordinate to all other indebtedness of the issuer or the indebtedness of the guarantor, as the case may be, or that such indebtedness is not superior in right of payment to the subordinated debt securities or the guarantees; provided, however, that Senior Debt shall not be deemed to include any obligation of the issuer (Unilever N.V. or UCC, as applicable) or any guarantor to any Subsidiary or to Unilever N.V. or Unilever PLC.
The Indenture does not limit the amount of Senior Debt which the issuer (Unilever N.V. or UCC, as applicable) may issue, or that may be issued by either issuer or any guarantor.
Conversion
The prospectus supplement for each series of guaranteed debt securities will provide whether the securities are convertible and, if so, the conversion price and terms.
Glossary
“Attributable Debt” means, as to any particular lease under which Unilever N.V., Unilever PLC or any Restricted Subsidiary is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted as provided in the Indenture.
“Capital Employed” means the combined capital and reserves, outside interests in group companies, creditors due after more than one year and provisions for liabilities and charges, as shown on our combined consolidated balance sheet as published in the most recent Annual Accounts of Unilever PLC and Unilever N.V. (as defined in the Indenture).
“Principal Property” means any manufacturing or processing plant or warehouse located in the United States, Canada or the United Kingdom, owned or leased by Unilever N.V., Unilever PLC or any Restricted Subsidiary, other than (i) any such property which, in the opinion of the Board of Directors of Unilever N.V. and Unilever PLC, is not of material importance to the total business conducted by Unilever N.V. and Unilever PLC and their Subsidiaries and associated companies, or (ii) any portion of such property which, in the opinion of the Board of Directors of Unilever N.V. and Unilever PLC, is not of material importance to the use or operation of such property.
“Restricted Subsidiary” means any Subsidiary (i) substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States, Canada or the United Kingdom, and (ii) which owns or leases a Principal Property.

“Subsidiary” means any corporation which qualifies to be included as a group company of either Unilever N.V. or Unilever PLC in the combined consolidated balance sheet of Unilever N.V. and Unilever PLC and their respective Subsidiaries as published in the most recent Annual Accounts of Unilever PLC and Unilever N.V.
Modification of the Indenture
UCC, Unilever N.V., Unilever PLC, UNUS and the Trustee may modify and amend the Indenture, with the consent of the holders of not less than 66 2∕3% in aggregate principal amount of the outstanding securities of all series under the Indenture which are affected by the modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each such outstanding security of any series affected thereby, among other things:
(a)
change the stated maturity date of the principal of or any installment of interest on such security;

(b)
reduce the principal amount of, or the rate or rates of any interest on, any such security or any premium payable upon the redemption thereof or any sinking fund or analogous payment with respect thereto, or reduce the amount of the principal of a discounted debt security that would be due and payable upon a declaration of acceleration of the maturity thereof or upon the redemption thereof,

(c)
change the currency of payment of principal of or any premium or interest on any such security;

(d)
impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof;

(e)
reduce the above-stated percentage of holders of securities necessary to modify or amend the Indenture;

(f)
modify the foregoing requirements or reduce the percentage of outstanding securities of any series necessary to waive any past default to less than a majority; or

(g)
change in any manner materially adverse to the interests of the holders of such securities the terms and conditions of the obligations of any guarantor regarding the due and punctual payment of the principal thereof, and premium, if any, and interest, if any, thereon or the sinking fund or analogous payments, if any, with respect to such securities.

UCC, Unilever N.V., Unilever PLC, UNUS and the trustee may also amend the Indenture in certain circumstances without the consent of the holders of the debt securities to evidence the succession of another corporation to UCC, Unilever N.V., Unilever PLC or UNUS, as the case may be, or the replacement of the trustee with respect to the debt securities of one or more series and for certain other purposes.
Events of Default
The following are defined as Events of Default with respect to securities of any series outstanding under the Indenture (unless otherwise stated in the related prospectus supplement):
(a)
failure to pay at maturity the principal of, or premium, if any, on any security of such series outstanding under the Indenture;

(b)
failure to pay any interest or any additional interest on any security of such series outstanding under the Indenture when due continued for 30 days;

(c)
failure to deposit any sinking fund or analogous payment with respect to such series when and as due or beyond any applicable period of grace;

(d)
failure to perform any other covenant of UCC, Unilever N.V., Unilever PLC or UNUS (other than a covenant expressly included in the Indenture solely for the benefit of a series other than such series), continued for 90 days after written notice; and

(e)
certain events in bankruptcy, insolvency or reorganization of UCC, Unilever N.V. or Unilever PLC.

If an Event of Default shall occur and be continuing, the Trustee in its discretion may proceed to protect and enforce its rights and those of the holders of such series of securities. If an Event of Default shall occur and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding securities of such series (or of all affected series in the case of defaults under clauses (d) and (e) above (voting as one class)) may accelerate the maturity of all such outstanding securities of such series by written notice. The holders of not less than a majority in aggregate principal amount of outstanding securities of such series (or of all such affected series in the case of defaults under clauses (d) and (e) above (voting as one class), as the case may be) under the Indenture may waive any past default under the Indenture, except, among other things, a default in the payment of principal, premium, if any, or interest, if any. The holders of not less than a majority in aggregate principal amount of outstanding securities of any series (or of all such affected series in the case of defaults under clauses (d) and (e) above (voting as one class), as the case may be) may rescind a declaration of acceleration of securities of such series but only if all Events of Default have been remedied and all payments due (other than those due as a result of acceleration) have been made. Since each series of guaranteed debt securities will be independent of each other series, a default with respect to one series of guaranteed debt securities will not in itself necessarily result in the acceleration of the maturity of a different series of guaranteed debt securities.
UCC, Unilever N.V., Unilever PLC and UNUS are required to furnish to the Trustee annually a statement as to performance or fulfillment of covenants, agreements or conditions in the Indenture or a statement as to the nature of any default.
Consolidation, Merger and Sale of Assets
UCC, Unilever N.V., Unilever PLC and UNUS may not, without the consent of the holders of any of the securities outstanding under the Indenture, consolidate or amalgamate with, merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation unless:
(i)
the corporation formed by such consolidation or amalgamation or into which UCC, Unilever N.V. or Unilever PLC is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of UCC or Unilever N.V. or Unilever PLC substantially as an entirety (a) shall be, in the case of UCC, a corporation organized and existing under the laws of the United States of America, (b) in the case of Unilever N.V., Unilever PLC or UNUS shall, if not incorporated in the Netherlands, the United Kingdom or the United States of America, respectively, expressly agree to make payments under the Guarantees free of any deduction or withholding for or on account of taxes, levies, imposts and charges of the country of its incorporation (or any political subdivision or taxing authority thereof or therein) in a manner equivalent to the form of Guarantee, subject to the exceptions, if any, contained in such form, and (c) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, in the case of UCC, or either Unilever N.V. or Unilever PLC, as the case may be, the due and punctual payment of the principal of (and premium, if any), any interest on and any other payments with respect to all the Debt Securities and the performance of each covenant set out in the Indenture on the part of UCC or Unilever N.V. or Unilever PLC, as the case may be, to be performed or observed, and, in the case of Unilever N.V. or Unilever PLC, as applicable, the due and punctual performance of the Guarantees; and

(ii)
immediately after giving effect thereto, no Event of Default, and no event which, after giving of notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

(iii)
certain other conditions are met.

Unilever N.V., Unilever PLC or UNUS or any of their respective Subsidiaries may, subject to certain restrictions, assume the obligations of any of UCC or Unilever N.V. as obligor under the securities issued under the Indenture.
Defeasance and Discharge
The Indenture provides that UCC, Unilever N.V., Unilever PLC and UNUS, at the option of UCC, Unilever N.V., Unilever PLC or UNUS, as the case may be:

(a)
will be discharged from any and all obligations in respect of any series of guaranteed debt securities and the guarantees relating to such series (except for certain obligations to register the transfer or exchange of guaranteed debt securities of such series, replace stolen, lost or mutilated guaranteed debt securities of such series and maintain paying agencies), or

(b)
need not comply with certain restrictive covenants of the Indenture (including those described under “Limitation on Liens” and “Limitations on Sales and Leasebacks” above),

if in each case, UCC or Unilever N.V., as the case may be, irrevocably deposits with the Trustee, in trust, (i) in the case of guaranteed debt securities of such series denominated in U.S. dollars, money and/or U.S. government obligations or (ii) in the case of guaranteed debt securities of such series denominated in a foreign currency (other than a basket currency, as defined in the Indenture), money and/or foreign government securities in the same foreign currency, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount in cash sufficient to pay all the principal of (including any mandatory sinking fund or analogous payments), and any premium and interest on, the guaranteed debt securities of such series not later than one day before the dates such payments are due in accordance with the terms of the guaranteed debt securities of such series.
In the case of a discharge pursuant to clause (a) above, UCC or Unilever N.V., as the case may be, is required to deliver to the Trustee either an opinion of counsel to the effect that the holders of guaranteed debt securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and related defeasance and will be subject to United States Federal income tax in the same manner and at the same times as would have been the case if such deposit and related defeasance had not been exercised or a ruling to such effect received from or published by the United States Internal Revenue Service.
In the event we exercise our option pursuant to clause (b) above, UCC or Unilever N.V., as the case may be, will deliver to the Trustee an opinion of counsel to the effect that the holders of guaranteed debt securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and related defeasance and will be subject to United States Federal income tax in the same manner and at the same times as would have been the case if such deposit and related defeasance had not been exercised.
If the Trustee or paying agent is unable to apply any money, U.S. government obligations and/or foreign government securities deposited in trust by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority located within the United States and having jurisdiction in the premises, enjoining, restraining or otherwise prohibiting such application (including any such order or judgment requiring the payment of money, U.S. government obligations and/or foreign government securities to UCC or Unilever N.V., as the case may be), the obligations of UCC, Unilever N.V., Unilever PLC and UNUS under the Indenture, the guaranteed debt securities of such series and the guarantees relating to such guaranteed debt securities will be revived and reinstated as though no such deposit had occurred, until such time as the Trustee or paying agent is permitted to apply all such money, U.S. government obligations and/or foreign government securities to payments of the principal of or any premium and interest on the guaranteed debt securities of such series. If any issuer or any guarantor makes any payment of principal of or any interest on any guaranteed debt securities of such series because of any such reinstatement of obligations, the issuer or the guarantor will be subrogated to the rights of the holders of the guaranteed debt securities of such series to receive such payment from the money, U.S. government obligations and/or foreign government securities held by the Trustee.
Governing Law
New York law will govern the Indenture and the guaranteed debt securities.
Concerning the Trustee
The Bank of New York Mellon is Trustee under the Indenture. Unilever N.V., Unilever PLC and UNUS and certain of their respective Subsidiaries maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon and its affiliates in the ordinary course of their respective businesses.

Pursuant to the Trust Indenture Act, should a default occur with respect to either the guaranteed debt securities constituting Senior Debt of the issuer or any guarantor or subordinated guaranteed debt securities, The Bank of New York Mellon would be required to resign as Trustee with respect to the guaranteed debt securities constituting Senior Debt or the subordinated guaranteed debt securities under the Indenture within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.
The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

PLAN OF DISTRIBUTION
We may sell the guaranteed debt securities in and outside the United States (i) through underwriters or dealers, (ii) directly to purchasers or (iii) through agents. The prospectus supplement will include the following information:
(a)
the terms of the offering;

(b)
the names of any underwriters or agents;

(c)
the purchase price of the securities from us;

(d)
the net proceeds to us from the sale of the securities;

(e)
any delayed delivery arrangements;

(f)
any underwriting discounts and other items constituting underwriters’ compensation;

(g)
any initial public offering price; and

(h)
any discounts or concessions allowed or reallowed or paid to dealers.

Sale Through Underwriters or Dealers
If we use underwriters in the sale, the underwriters will acquire the guaranteed debt securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the guaranteed debt securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.
If we use dealers in the sale of the guaranteed debt securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
We may sell the guaranteed debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the guaranteed debt securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the guaranteed debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase guaranteed debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS
The validity of the guaranteed debt securities, the guarantees and the Ordinary Shares €0.16 deliverable upon conversion of the guaranteed debt securities in respect of which this prospectus is being delivered will be passed upon for Unilever by Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom, including with respect to certain matters of New York, English and Dutch law.

EXPERTS
The consolidated financial statements of the Unilever Group (Unilever N.V. and Unilever PLC, together with their subsidiaries) as of December 31, 2019 and 2018 and January 1, 2018 and for each of the years in the three-year period ended December 31, 2019 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the report of KPMG Accountants N.V., and KPMG LLP, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.
The audit report covering the December 31, 2019 consolidated financial statements of the Unilever Group and the effectiveness of internal control over financial reporting as of December 31, 2019 refers to a change in the accounting for leases due to the adoption of IFRS 16, Leases, and contains an explanatory paragraph that states that the Unilever Group acquired Astrix, Lenor Japan and FruFru on August 30, 2019, October 1, 2019 and October 1, 2019, respectively, and management excluded from its assessment of the effectiveness of the Unilever Group’s internal control over financial reporting as of December 31, 2019, Astrix, Lenor Japan and FruFru’s internal control over financial reporting associated with approximately 0.25% of Unilever Group’s total assets as of December 31, 2019 and approximately 0.03% of Unilever Group’s turnover included in the consolidated financial statements of the Unilever Group as of and for the year ended December 31, 2019. The audit of internal control over financial reporting of the Unilever Group by KPMG LLP and KPMG Accountants N.V. as of December 31, 2019 also excluded an evaluation of the internal control over financial reporting of Astrix, Lenor Japan and FruFru.

GLOSSARY OF SELECTED TERMS
Capitalized terms used but not defined in the section entitled “Unilever Group — Unification Proposal” have the meanings set forth below:
Admission	as the context requires: (i) the admission of the New PLC Shares to the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities; and/or (ii) the admission to trading of the Unilever PLC Shares, including the New PLC Shares, on Euronext in Amsterdam
Amended Unilever N.V. Articles	the amended articles of association of N.V. proposed for adoption by the general meeting of Unilever N.V. Shareholders, holders of N.V. Special Shares and N.V. NYRS Holders at the N.V. EGM
Amended Unilever PLC Articles	the amended articles of association of Unilever PLC proposed for approval by PLC Shareholders at the Unilever PLC General Meeting
Amended Unilever PLC Articles	the articles of association of the Unilever PLC, as may be amended from time to time
Board	the board of directors of Unilever PLC and/or Unilever N.V. (as the context requires) and, together, the “Boards”
Cash Compensation	compensation in cash to be paid to a Withdrawing Shareholder in respect of those N.V. Ordinary Shares and N.V. NYRSs which will be converted into N.V. Ordinary B Shares and subsequently cancelled in relation to any N.V. Exit Share of such Withdrawing Shareholder
Cash Compensation Funding Shares	the New PLC Shares, equal to the number of Unilever N.V. Exit Shares, to be issued after the CBM Effective Date in an offering in order to realise the cash proceeds required to fund the Cash Compensation
CBM Effective Date	the date (and, where relevant, time) the Cross-Border Merger becomes effective as fixed by the order of the UK High Court approving the Cross-Border Merger
CBM Exchange Ratio	the exchange ratio set out in the Common Draft Terms of Merger
Clearances	as defined in the Unification Agreement, all consents, clearances, confirmations, permissions and waivers that are required to be obtained, all filings that are required to be made and all waiting periods that may need to have expired, from or under the laws, regulations or practices applied by any tax, regulatory or other relevant authority in connection with the implementation of Unification
Common Draft Terms of Merger	the common draft terms of merger adopted by the Boards
Cross-Border Merger or CBM	the cross-border merger between the Unilever PLC and Unilever N.V. being a “merger by absorption” for the purposes of the UK Cross-Border Merger Regulations and the Dutch Civil Code on the terms set out in the Common Draft Terms of Merger

Directors’ Remuneration Policy	the approved remuneration policy of the Unilever PLC and or/Unilever N.V. (as defined in section 226B(2) of the Companies Act 2006 or section 2:135 Dutch Civil Code, as applicable)
Form F-6	the registration statement on Form F-6 registering the New PLC ADSs issuable upon deposit of New PLC Shares with Deutsche Bank Trust Company Americas in its capacity as depositary, together with any amendments, supplements and exhibits thereto
Indirect N.V. NYRS Holders	the N.V. NYRS Holders who hold their N.V. NYRSs in book-entry form through a bank, broker or other DTC participant
N.V. Ordinary Shares	the ordinary shares, each with a par value of €0.16, in the capital of Unilever N.V. excluding Unilever N.V. NYRS
N.V. Special Shares	the ordinary shares, each with a par value of €428.57, in the capital of Unilever N.V. numbered 1 up to and including 2,400
New PLC ADSs	the PLC ADSs proposed to be issued, credited as fully paid, pursuant to the Cross-Border Merger
New PLC Shares	the: (i) Unilever PLC Shares proposed to be issued, credited as fully paid, pursuant to the Cross-Border Merger; and (ii) any Cash Compensation Funding Shares, if applicable, for the purposes of Admission only
PLC ADS Holders	a holder of PLC ADSs
PLC ADSs	American depositary shares of the Unilever PLC each representing one Unilever PLC Share
Prospectus	the Prospectus approved by the FCA and published on August 10, 2020 as a prospectus prepared in accordance with the Prospectus Regulation Rules made under section 73A of FSMA
Registered N.V. NYRS Holders	N.V. NYRS Holders who hold their N.V. NYRSs in physical certificated form
Shareholders	collectively, the Unilever PLC Shareholders, the Unilever N.V. Shareholders, the PLC ADS Holders and the N.V. NYRS Holders
Subsidiary	has the meaning given to it in section 1159 of the Companies Act 2006
UK Corporate Governance Code	UK Corporate Governance Code published in July 2018 by the Financial Reporting Council, as amended from time to time
UK Cross-Border Mergers Regulations	the Companies (Cross-Border Mergers) Regulations 2007 (SI 2007/2974), as amended
UK Takeover Code	the City Code on Takeovers and Mergers, issued by the Panel on Takeovers and Mergers
Unification	the Cross-Border Merger and the related implementation steps pursuant to which the Unilever PLC will become the sole parent company of the Unilever Group
Unification Agreement	the agreement dated August 10, 2020 between the Unilever PLC and Unilever N.V. setting out certain mutual commitments in relation to Unification

Unification Conditions	the conditions to Unification as set out in the Unification Agreement and in the section entitled “Unilever Group — Unification Proposal — The Unification Agreement and Unification Conditions — Conditions and clearances”
Unilever N.V. Articles of Association	the articles of association of Unilever N.V., as may be amended from time to time
Unilever N.V. EGM	the extraordinary general meeting of Unilever N.V. to be held on September 21, 2020 in order to, among other things, approve Unification, including the Cross-Border Merger, and any adjournment of such meeting
Unilever N.V. Exit Shares	Unilever N.V. Shares or N.V. NYRSs (as applicable) for which Unilever N.V. Shareholders and N.V. NYRS Holders have exercised their rights under the withdrawal mechanism provided for Withdrawing Shareholders
Unilever N.V. NYRS Holders	the holders of Unilever N.V. NYRSs
Unilever N.V. NYRSs	the ordinary shares, each with a par value of €0.16, in the capital of Unilever N.V., held in New York registry form
Unilever N.V. Ordinary Shareholders	the holders of Unilever N.V. Ordinary Shares
Unilever N.V. Overseas Shareholders	Unilever N.V. Shareholders or Unilever N.V. NYRS Holders with a registered address in, or who are citizens, residents or nationals of or located in jurisdictions, outside the United Kingdom, United States or The Netherlands or whom the Unilever PLC and Unilever N.V. reasonably believe to be citizens, residents or nationals of or located in jurisdictions outside the United Kingdom, United States or The Netherlands
Unilever N.V. Shareholders	the holders of Unilever N.V. Shares (any such holder being a “Unilever N.V. Shareholder”)
Unilever N.V. Shares	Unilever N.V. Ordinary Shares
Unilever PLC Court Meeting	the meeting of the Unilever PLC Shareholders to be held at 2:30 p.m. (London time) on October 12, 2020, convened pursuant to an order of the UK High Court for the purposes of considering and, if thought fit, approving the Cross-Border Merger, including any adjournment thereof
Unilever PLC Deferred Shares	the deferred shares of £1.00 each in the capital of the Unilever PLC
Unilever PLC Directors	the Executive Directors and the Non-Executive Directors
Unilever PLC General Meeting	the meeting of the Unilever PLC Shareholders to be held at 2:45 p.m. (London time) on October 12, 2020, for the purposes of considering and, if thought fit, passing the Unilever PLC Special Resolution, including any adjournment thereof
Unilever PLC Meetings	the Unilever PLC Court Meeting and the Unilever PLC General Meeting (each being a “Unilever PLC Meeting”)
Unilever PLC Shareholders	the holders of the Unilever PLC Shares from time to time (any such holder being a “Unilever PLC Shareholder”)
Unilever PLC Shares	the ordinary shares of 3 1∕9 pence each in the capital of the Unilever PLC from time to time
Unilever PLC Special Resolution	the special resolution to be proposed at the Unilever PLC General Meeting

Withdrawing Shareholders	Unilever N.V. Shareholders and N.V. NYRS Holders who vote against Unification at the Unilever N.V. EGM and who do not wish to hold Unilever PLC Shares or PLC ADSs (as applicable) (any such holder being a “Withdrawing Shareholder”)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8
Indemnification of Directors and Officers

With respect to UNUS and UCC, reference is made to Section 145 of the General Corporation Law of Delaware.
Article Eighth of the Restated Certificate of Incorporation, as amended, of UNUS provides that no director of UNUS shall be liable to UNUS or its stockholders for monetary damages for breach of such director’s fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to UNUS or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which such director derived an improper personal benefit.
Section 1 of Article X of the By-laws of UNUS indemnifies directors and officers of UNUS to the fullest extent permitted under the General Corporation of Delaware as from time to time in effect. The By-law provides a clear and unconditional right to indemnification for expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by any director, officer or employee of UNUS in connection with any actual or threatened proceeding (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving or has agreed to serve as a director, officer or employee of UNUS or, at the request of UNUS, of another corporation, partnership, joint venture, trust or other enterprise. The By-law specifies that similar indemnification may be provided by UNUS to agents of UNUS or agents of another corporation, partnership, joint venture, trust or other enterprise who serve at the request or for the benefit of UNUS. The By-law specifies that the right to indemnification so provided is a contract right, sets forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-law, and entitles persons to be indemnified to have all expenses incurred in advance of the final disposition of a proceeding paid by UNUS. Such provisions, however, are intended to be in furtherance and not in limitation of any other right to indemnification to which those indemnified may be entitled under the By-laws, any agreement, and vote of stockholders or disinterested directors or otherwise.
Section 1 of Article X of the By-laws of UCC indemnifies the directors and officers of UCC; provided that any indemnitee acted in good faith and in a manner reasonably believed to have been in, or not opposed to, the best interests of UCC, or with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The By-law states that indemnification will not be provided in the case of any action, suit or proceeding by or in the right of UCC in relation to matters to which it shall be adjudged in such action, suit or proceeding that such director or officer is liable for negligence or misconduct in the performance of his duties, unless a court having jurisdiction shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification. The By-law provides a right to indemnification for expenses (including attorney’s fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by any director, officer or employee of UCC in connection with any actual or threatened proceeding by reason of the fact that such person is or was serving or has agreed to serve as a director, officer or employee of UCC or, at the request of UCC, of another corporation, partnership, joint venture, trust or other enterprise. Such provisions, however, are intended to be in furtherance and not in limitation of any other right to indemnification to which those indemnified may be entitled under the By-laws, any agreement, and vote of stockholders or disinterested directors or otherwise.
With respect to Unilever N.V., Section 19.9 of the Registrant’s Articles of Association, as amended, provide that, subject to Dutch law, current and former members of the Registrant’s Board of Directors will be reimbursed (i) for the reasonable costs of defending claims (including claims by the Registrant) for any damages payable by them, based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Registrant’s request, (ii) any damages payable by them as a result of an act or failure to act as referred to under (i) above, and (iii) for the reasonable costs of appearing in other legal proceedings in which they are involved as current or former members of the Board of Directors, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf. However, no such reimbursement may be made if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willful

(“opzettelijk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“ernstig verwijtbaar”), unless Dutch law provides otherwise or the denial of reimbursement would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness or (ii) the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss. Section 19.9 further provides that if and to the extent that it has been established by a Dutch court in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he shall immediately repay the amount reimbursed by the Registrant. The Registrant may request that the person concerned provided security for his repayment obligation. Section 19.9 also provides that the Registrant may take out liability insurance for the benefit of the persons concerned. Unilever N.V. has a directors’ and officers’ liability insurance policy.
Article 150 of Unilever PLC’s Articles of Association provides:
“To the extent permitted by the Companies Acts, the Company may indemnify any Director against any liability and may purchase and maintain for any Director insurance against any liability. No Director of the Company or of any associated company shall be accountable to the Company or the members of any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company. For the purpose of this article the term “Director” shall include any former Director of the Company.” Section 1157 of the Companies Act 2006 of the United Kingdom provides:
“(1) If in proceedings for negligence, default, breach of duty or breach of trust against (a) an officer of a company, or (b) a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable, but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.
“(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust (a) he may apply to the court for relief, and (b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.
“(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.” Any underwriter will agree, severally, to indemnify the directors of UCC, UNUS, Unilever N.V. and Unilever PLC and the officers of such corporations who sign the Registration Statement from and against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments which such persons may be required to make in respect thereof, based on information supplied by such underwriter for use herein and in the Prospectus Supplement.

Item 9.
Exhibits

Exhibit Number	Description of Exhibits
1	— Form of Underwriting Agreement for Guaranteed Debt Securities, previously filed as Exhibit 1 to Registration Statement No. 333-155427, which Form of Underwriting Agreement is incorporated by reference herein.
4(a)	— Amended and Restated Indenture dated as of September 22, 2014 among Unilever Capital Corporation, Unilever N.V., Unilever PLC, Unilever United States, Inc. and The Bank of New York Mellon, as Trustee, previously filed as Exhibit 4(a) to Registration Statement No. 333-199023, which form of Amended and Restated Indenture is incorporated by reference herein.
4(b)	— Forms of Debt Securities, previously filed as Exhibit 4(b) to Registration Statement No. 333-155427, which Form of Debt Securities is incorporated by reference herein.
4(c)	— Forms of Medium Term Notes, previously filed as Exhibit 4.3 to Post-Effective Amendment No. 2 to Registration Statement No. 2-98636, which Forms of Medium Term Notes are incorporated by reference herein.
5(a)	— Opinion of Linklaters LLP, United States counsel for Unilever N.V., Unilever PLC, UNUS and UCC as to the corporate status of UCC and UNUS and, in the case of UCC, the Indenture and the Debt Securities having been authorized by all necessary corporate action, and in the case of UNUS, the Indenture and the Guarantees having been authorized by all necessary corporate action.
5(b)	— Opinion of Linklaters LLP, English counsel for Unilever PLC, as to the corporate status of Unilever PLC and as to the Indenture and the Guarantees having been authorized by all necessary corporate action on the part of Unilever PLC.
5(c)	— Opinion of Linklaters LLP, Dutch counsel for Unilever, N.V. as to the corporate status of Unilever N.V. and as to the Indenture, the Debt Securities and the Guarantees having been authorized by all necessary corporate action on the part of Unilever N.V.
23(a)	— Consent of KPMG Accountants N.V. and KPMG LLP to Unilever N.V.
23(b)	— Consent of KPMG Accountants N.V. and KPMG LLP to Unilever PLC.
23(c)	— Consent of Linklaters LLP. The consent of Linklaters LLP is contained in its opinion filed as Exhibit 5(a).
23(d)	— Consent of Linklaters LLP. The consent of Linklaters LLP is contained in its opinion filed as Exhibit 5(b).
23(e)	— Consent of Linklaters LLP. The consent of Linklaters LLP is contained in its opinion filed as Exhibit 5(c).
25	— Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon for the Amended and Restated Indenture dated as of September 22, 2014

Item 10.
Undertakings

(A)
Undertaking pursuant to Rule 415

Each of the undersigned registrants hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Unilever N.V. and Unilever PLC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8-A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by Unilever N.V. and Unilever PLC pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430(b), for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)
Undertaking regarding request for acceleration of effective date or filing of registration statement becoming effective upon filing:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(C)
Undertaking regarding filings incorporating subsequent Exchange Act documents by reference:

Each of the undersigned registrants undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit Number	Description of Exhibits
1	—Form of Underwriting Agreement for Guaranteed Debt Securities, previously filed as Exhibit 1 to Registration Statement No. 333-155427, which Form of Underwriting Agreement is incorporated by reference herein.
4(a)	—Amended and Restated Indenture dated as of September 22, 2014 among Unilever Capital Corporation, Unilever N.V., Unilever PLC, Unilever United States, Inc. and The Bank of New York Mellon, as Trustee, previously filed as Exhibit 4(a) to Registration Statement No. 333-199023, which form of Amended and Restated Indenture is incorporated by reference herein.
4(b)	—Forms of Debt Securities, previously filed as Exhibit 4(b) to Registration Statement No. 333-155427, which Form of Debt Securities is incorporated by reference herein.
4(c)	—Forms of Medium Term Notes, previously filed as Exhibit 4.3 to Post-Effective Amendment No. 2 to Registration Statement No. 2-98636, which Forms of Medium Term Notes are incorporated by reference herein.
5(a)	—Opinion of Linklaters LLP, United States counsel for Unilever N.V., Unilever PLC, UNUS and UCC as to the corporate status of UCC and UNUS and, in the case of UCC, the Indenture and the Debt Securities having been authorized by all necessary corporate action, and in the case of UNUS, the Indenture and the Guarantees having been authorized by all necessary corporate action.
5(b)	—Opinion of Linklaters LLP, English counsel for Unilever PLC, as to the corporate status of Unilever PLC and as to the Indenture and the Guarantees having been authorized by all necessary corporate action on the part of Unilever PLC.
5(c)	—Opinion of Linklaters LLP, Dutch counsel for Unilever, N.V. as to the corporate status of Unilever N.V. and as to the Indenture, the Debt Securities and the Guarantees having been authorized by all necessary corporate action on the part of Unilever N.V.
23(a)	—Consent of KPMG Accountants N.V. and KPMG LLP to Unilever N.V.
23(b)	—Consent of KPMG Accountants N.V. and KPMG LLP to Unilever PLC.
23(c)	—Consent of Linklaters LLP. The consent of Linklaters LLP is contained in its opinion filed as Exhibit 5(a).
23(d)	—Consent of Linklaters LLP. The consent of Linklaters LLP is contained in its opinion filed as Exhibit 5(b).
23(e)	—Consent of Linklaters LLP. The consent of Linklaters LLP is contained in its opinion filed as Exhibit 5(c).
25	—Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon for the Amended and Restated Indenture dated as of September 22, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant, Unilever N.V., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on August 13, 2020.
UNILEVER N.V.,
By:
/s/ Alan Jope

Alan Jope
Chief Executive Officer
By:
/s/ Graeme Pitkethly

Graeme Pitkethly
Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, the Registrant, Unilever PLC, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on August 13, 2020.
UNILEVER PLC,
By:
/s/ Alan Jope

Alan Jope
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 13, 2020 by the following persons in the capacities indicated.
Name	Title
/s/ Nils Smedegaard Andersen Nils Smedegaard Andersen	(Director and Chairman of Unilever N.V. and Unilever PLC)
/s/ Alan Jope Alan Jope	(Director and Chief Executive Officer of Unilever N.V. and Unilever PLC)
/s/ Graeme Pitkethly Graeme Pitkethly	(Director and Chief Financial Officer of Unilever N.V. and Unilever PLC)
/s/ Lysanne Gray Lysanne Gray	(Controller of Unilever N.V. and Unilever PLC)
/s/ Andrea Jung Andrea Jung	(Director of Unilever N.V. and Unilever PLC)
/s/ Laura Cha Laura Cha	(Director of Unilever N.V. and Unilever PLC)
/s/ Vittorio Colao Vittorio Colao	(Director of Unilever N.V. and Unilever PLC)
/s/ Judith Hartmann Judith Hartmann	(Director of Unilever N.V. and Unilever PLC)
/s/ Susan Kilsby Susan Kilsby	(Director of Unilever N.V. and Unilever PLC)
/s/ Strive Masiyiwa Strive Masiyiwa	(Director of Unilever N.V. and Unilever PLC)
/s/ Youngme Moon Youngme Moon	(Vice-Chairman and Senior Independent Director of Unilever N.V. and Unilever PLC)
/s/ John Rishton John Rishton	(Director of Unilever N.V. and Unilever PLC)
/s/ Feike Sijbesma Feike Sijbesma	(Director of Unilever N.V. and Unilever PLC)

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Unilever United States, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Jersey, United States of America, on August 13, 2020.
UNILEVER UNITED STATES, INC
By:
/s/ Fabian Garcia

Name: Fabian Garcia
Title:   President
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 13, 2020, by the following person in the capacities indicated.
/s/ Fabian Garcia Fabian Garcia	(Director and President)
/s/ Eric Tiziani Eric Tiziani	(Vice President — Finance, Chief Financial Officer and Treasurer)
Pursuant to the requirements of the Securities Act of 1933, the Registrant, Unilever Capital Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Jersey, United States of America, on August 13, 2020.
UNILEVER CAPITAL CORPORATION,
By:
/s/ Eric Tiziani

Name: Eric Tiziani
Title:
Vice President — Finance, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 13, 2020, by the following persons in the capacities indicated.
/s/ Eric Tiziani Eric Tiziani	(Vice President — Finance, Chief Financial Officer & Treasurer)
/s/ David Schwartz David Schwartz	(Vice President and Assistant Secretary)